Exhibit 99.1
Greenhill

Contact:	Richard J. Lieb,
Chief Financial Officer
Greenhill & Co., Inc.
(212) 389-1800
For Immediate Release
GREENHILL & CO. REPORTS THIRD QUARTER NET LOSS PER SHARE
OF $0.42
•	Reversal of previously recorded unrealized merchant banking gains due to mark-to-market adjustment, leading to a quarterly loss

•	Year-to-date earnings per share down 57%, while year-to-date pre-tax profit margin remained strong at 35%

•	Opened Tokyo office with two Managing Directors to focus on advisory work for Japanese companies

•	Recruited additional Managing Directors to focus on Paper and Forest Products industry, the Health Care Services industry and the Fund Placement Advisory business

•	Announced that Greenhill Acquisition Corp (AMEX: GHQ), a special purpose acquisition company formed by the Firm, agreed to acquire Iridium Holdings, LLC
NEW YORK, October 24, 2008 — Greenhill & Co., Inc. (NYSE: GHL) today reported a net loss of $11.7 million, or $0.42 per diluted share, for the quarter ended September 30, 2008. The net loss resulted from the recording of negative ($51.9) million in merchant banking revenue related to the reversal of unrealized profit overrides recorded in the second quarter of 2008 and mark-to-market adjustments in the carrying value of our investment in our merchant banking funds.
The Firm’s third quarter 2008 results compare with net income of $35.3 million, or $1.25 per diluted share, in the third quarter of 2007. On a year-to-date basis, net income was $36.4 million through September 30, 2008, compared to net income of $86.8 million for the comparable period in 2007, which represents a decrease of 58%. Diluted earnings per share for the nine months ended September 30, 2008 were $1.30, which compares to $3.00 for the same period in 2007, representing a decrease of $1.70 per share or 57%.
Due to the reversal of the profit override and mark-to-market investment adjustments the Firm’s third quarter revenues were negative ($14.9) million as compared with revenues of $119.4 million for the third quarter of 2007. On a year-to-date basis, revenues through September 30, 2008 were $169.1 million, compared to $303.4 million for the comparable period in 2007, representing a decrease of $134.3 million or 44%.
The Firm’s quarterly revenues and net income can fluctuate materially depending on the number and size of completed transactions on which it advised, the number and size of merchant banking gains (or losses) and other factors. Accordingly, the revenues and net income in any particular quarter may not be indicative of future results.
“Our third quarter results are a function of two factors related to the current volatility in markets. First, the substantial second quarter unrealized gains in energy companies in our merchant banking portfolio were reversed in the third quarter, as a result of the fact that valuations of energy stocks generally rose sharply to a peak around the end of the second quarter before deeply declining during the third quarter. Second, we had fewer major transactions than are typical that completed during the quarter in our advisory business. Despite these two factors, we remain highly confident in both of our businesses. In merchant banking, we have a strong track record, with our funds having produced $234 million of merchant banking revenue to the Firm since our 2004 initial public offering and our assets under management having tripled in that time. We remain satisfied with the performance of our current portfolios in a very difficult environment, with even the energy investments where we suffered unrealized mark-to-market losses this quarter having continued to perform well operationally. Likewise in our advisory business, we remain highly confident in our business model despite the recent market turmoil having led to the deferral or termination of certain advisory assignments. Near term, we have been publicly disclosed as advisor on a substantial number of announced, pending transactions, some of which are very large. And we also have a substantial list of undisclosed assignments, particularly relating to potential strategic transactions among major corporations and transactions relating to financial distress. Medium term, we expect to benefit both from an increase in transactions related to financial distress and from competitive advantages relating to the extraordinary challenges faced by our larger competitors. Our historic competitor group has consolidated into fewer, larger banking-focused entities, which should create an increasing number of conflicts of interest that create further opportunities for an independent firm like Greenhill,” Robert F. Greenhill, Chairman, said.
“While we are not unscathed by the current market turmoil, we remain significantly profitable for the year, while many of our peers have significant losses or larger profit declines. Our compensation costs remain consistent with our disciplined historic practice, while many of our peers have substantially increased compensation ratios to the detriment of shareholders. Most important, while our major peers are focused on balance sheet concerns and substantially reducing staff, we have continued to build our business throughout the current downturn based on our view that the current environment offers a unique opportunity to recruit senior banking talent from distressed peers on a cost-effective basis. Year-to-date, we have announced the recruitment of eleven Managing Directors, increasing our Managing Director count by 31%. This group of experienced bankers brings us sector expertise in Health Care Devices, Health Care Services, Industrials, Paper & Forest Products and Telecom; new offices in San Francisco and Tokyo; and a new Fund Placement Advisory business. We believe that the competitive environment has shifted substantially in favor of independent advisory firms, and we are building a significantly broader Firm, with greater geographic and industry sector capabilities, to take full advantage of that,” Scott L. Bok and Simon A. Borrows, Co-Chief Executive Officers, added.
Revenues
Revenues By Source
The following provides a breakdown of total revenues by source for the three month and nine month periods ended September 30, 2008 and 2007, respectively:

	For the Three Months Ended
	September 30, 2008		September 30, 2007
	Amount	% of Total	Amount	% of Total
	(in millions, unaudited)
Advisory fees	$37.0	NM	$116.5	98%
Merchant banking & other revenue	(51.9)	NM	2.9	2%

Total revenues	$(14.9)	100%	$119.4	100%

	For the Nine Months Ended
	September 30, 2008		September 30, 2007
	Amount	% of Total	Amount	% of Total
	(in millions, unaudited)
Advisory fees	$156.3	92%	$279.7	92%
Merchant banking & other revenue	12.8	8%	23.7	8%

Total revenues	$169.1	100%	$303.4	100%
Advisory Revenues
Advisory revenues were $37.0 million in the third quarter of 2008 compared to $116.5 million in the third quarter of 2007, which represents a decrease of 68%. For the nine months ended September 30, 2008, advisory revenues were $156.3 million compared to $279.7 million for the comparable period in 2007, representing a decrease of 44%.
Completed assignments in the third quarter of 2008 included:
•	the sale of the Akzo Nobel NV’s Crown Paints business in the United Kingdom and Ireland to Endless LLP;

•	the sale of the Akzo Nobel NV’s selected Belgian paints brands to Rieu Investissements S.A.;

•	the acquisition by Capvis General Partner III Ltd of the BARTEC Group from Allianz Capital Partners;

•	the sale of Energy East Corporation to Iberdrola SA;

•	the acquisition by Greenfield Partners of Clayton Holdings; and

•	the sale of the Philadelphia Stock Exchange, Inc. to the NASDAQ Stock Market, Inc.
The decrease in our advisory fees in the third quarter of 2008 as compared to the same period in 2007 was due to fewer completed assignments that were significantly smaller in scale.
The Firm announced in the third quarter the recruitment of James Flicker (former head of the Paper & Forest Products investment banking group at Citigroup) as a Managing Director in the New York office and Richard Jacobsen (former Head of the U.S. Health Care Services Group at Citigroup) as a Managing Director in our San Francisco office. The Firm also announced the recruitment of Christopher Cooke (former Managing Director at Lehman Brothers), as a Managing Director based in London to join our newly formed Fund Placement Advisory Group, which will be expanded to the European markets.
In October the Firm announced plans to expand its operations to Japan and has opened a Tokyo office to advise Japanese companies on domestic and cross-border merger, acquisition and restructuring opportunities. Kensuke Hotta (former Chairman of Morgan Stanley Japan) has joined the Firm as Chairman of Greenhill Japan. Hiroto Yamada (former head of Merrill Lynch Japan’s M&A Group) will join Greenhill in January 2009 as a Managing Director of Greenhill Japan.
Merchant Banking & Other Revenue
The following table sets forth additional information relating to our merchant banking and other income:

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2008	2007	2008	2007
	(in millions, unaudited)
Management fees	$5.1	$4.6	$14.7	$12.7
Net realized and unrealized gains (losses)on investments in merchant banking funds	(21.8)	(2.3)	(2.5)	3.3
Net realized and unrealized merchant banking profit overrides	(35.5)	(0.9)	(.9)	1.6
Other realized and unrealized investment income (loss)	(0.5)	0.4	(1.8)	2.2
Interest income	0.8	1.1	3.3	3.9

Merchant banking & other revenue	$(51.9)	$2.9	$12.8	$23.7

The Firm recorded negative ($51.9) million in merchant banking and other revenue in the third quarter of 2008 compared to revenues of $2.9 million in the third quarter of 2007. This decrease was primarily attributable to the reversal of unrealized merchant banking gains and related accrued profit overrides recorded in the second quarter of 2008. We value our merchant banking investments at their fair value at the end of each quarter. During the second quarter we reported substantial unrealized gains in merchant banking investment portfolio principally due to mark-to-market gains in two public energy companies. During the third quarter the market value of these energy companies declined significantly, resulting in a reversal of the profit override and previously recognized unrealized gains. In total, during the third quarter of 2008 our merchant banking funds (and the Firm) recognized gains from two (2) of our portfolio companies and recorded losses on eight (8) of our portfolio companies.
For the first nine months of 2008, the Firm earned $12.8 million in merchant banking and other revenue compared to $23.7 million in the first nine months of 2007, a decrease of 46%. This decrease was attributable to a decline in the market value of our merchant banking portfolio and the write off of a principal investment. On a year-to-date basis our merchant banking funds (and the Firm) recognized gains from eleven (11) of our portfolio companies and recorded losses on twelve (12) of our portfolio companies.
At September 30, 2008, the Firm had principal investments of $103.5 million, nearly all of which either were through investments in our four merchant banking funds or GHL Acquisition Corp. (AMEX: GHQ), our special purpose acquisition company. Of that amount, 32% of our investments related to the energy sector, 31% to the financial services sector and 37% to other industry sectors. We held 96% of our total principal investments in North American companies, with the remainder in European companies. Our investments in companies that have become publicly traded after we first invested in them represented 35% of our total investments.
In terms of new investment activity during the third quarter of 2008, our funds invested $114.6 million, 11% of which was Firm capital. In the same period in 2007, our funds invested $26.4 million, 19% of which was Firm capital.
In the third quarter, we announced that we had agreed to invest $22.9 million in Iridium Holdings, LLC, a leading provider of voice and data mobile satellite services (“MSS”). GHL Acquisition Corp., an affiliate of the Firm, announced at the same that it had agreed to acquire Iridium in a transaction that values Iridium at an enterprise value of approximately $591 million, subject to stockholder approval, various regulatory approvals and other customary closing conditions. If the acquisition of Iridium is completed on the agreed terms, the Firm will own approximately 6.9 million common shares of the combined company (AMEX:GHQ) and 6 million warrants (AMEX:GHQ/WS), in addition to our investment of $22.9 million referred to above.
“The Firm manages three funds with substantial capital available to invest. While we are satisfied with the performance of our portfolios in a very difficult economic and market environment, we also believe there will be very attractive opportunities for deploying the remaining capital in our funds,” Robert H. Niehaus, Chairman of Greenhill Capital Partners, commented.
Expenses
Operating Expenses
Our total operating expenses for the third quarter of 2008 were $4.0 million, which compares to $65.1 million of total operating expenses for the third quarter of 2007. This decrease related to a reduction in the amount of accrued compensation due to the negative revenue reported in the quarter and is more fully described below.
For the nine months ended September 30, 2008, total operating expenses were $111.0 million, which compares to total operating expenses of $169.5 million for the comparable period in 2007. The decrease of $58.5 million or 35% relates principally to the decrease in compensation expense offset by slightly increased non-compensation expense and is described in more detail below. The pre-tax income margin for the nine months ended September 30, 2008 was 35% compared to 44% for the comparable period in 2007.
The following table sets forth information relating to our operating expenses, which are reported net of reimbursements:

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2008	2007	2008	2007
	(in millions, unaudited)
Employee compensation & benefits expense	$(6.6)	$54.9	$77.9	$139.6
% of revenues	NM	46%	46%	46%

Non-compensation expense	10.6	10.2	33.1	29.9
% of revenues	NM	9%	20%	10%
Total operating expense	4.0	65.1	111.1	169.5
% of revenues	NM	55%	66%	56%
Minority interest in net income of affiliates	(0.5)	(0.1)	(0.2)	0.0
Total income (loss) before tax	(18.4)	54.3	58.3	133.9
Pre-tax income margin	NM	46%	35%	44%
“It is our goal to maintain a compensation ratio that is consistent with historical practice and continue to demonstrate discipline in our control of non-compensation expenses,” Richard J. Lieb, Chief Financial Officer, commented.
Compensation and Benefits Expenses
In the third quarter of 2008 we reversed a portion of the annual bonus accrual recorded previously in the year consistent with the negative revenue reported for the quarter.

Accordingly, compensation and benefits expenses in the third quarter of 2008 were negative ($6.6) million as compared to $54.9 million for the third quarter of 2007.
For the nine months ended September 30, 2008 and 2007, the ratio of compensation to revenues remained constant at 46%. Employee compensation and benefits expense for the nine months ended September 30, 2008 amounted to $77.9 million, which compares to $139.6 million for the nine months ended September 30, 2007 and reflected a 46% ratio of compensation to revenues. The decrease of $61.7 million or 44% is due to the lower level of revenues during 2008 as compared to the same period in the prior year.
Our compensation expense is generally based upon revenue and can fluctuate materially in any particular quarter depending upon the amount of revenue recognized as well as other factors. Accordingly, the amount of compensation expense recognized in any particular quarter may not be indicative of compensation expense in a future period.
Non-Compensation Expenses
Our non-compensation expenses were $10.6 million in the third quarter of 2008, which compared to $10.2 million in the third quarter of 2007, representing an increase of 4%. The increase is principally related to greater travel and costs primarily attributable to the growth in personnel and new business activities.
For the first nine months of 2008, our non-compensation expenses were $33.1 million, which compared to $29.9 million in the first nine months of 2007, representing an increase of 11%. The increase is principally related to greater travel and information service costs primarily attributable to the growth in personnel, higher occupancy and other costs associated with new office space in London and Frankfurt offices and an increase in interest expense related to greater average short term borrowings during the first nine months of 2008 as compared to the same period in 2007.
Non-compensation expenses as a percentage of revenues in the nine months ended September 30, 2008 were 20% compared to 10% for the same period in the prior year. This increase in non-compensation expenses as a percentage of revenue in the nine months ended September 30, 2008 as compared to the same period in the prior year reflects slightly higher expenses spread over significantly lower revenues.
The Firm’s non-compensation expenses as a percentage of revenue can vary as a result of a variety of factors including fluctuation in revenue amounts, the amount of recruiting and business development activity, the amount of reimbursement of engagement-related expenses by clients, the amount of short term borrowings, interest rate and currency movements and other factors. Accordingly, the non-compensation expenses as a percentage of revenue in any particular period may not be indicative of the non-compensation expenses as a percentage of revenue in future periods.

Provision for Income Taxes
For the three months ended September 30, 2008 we recognized an income tax benefit of $6.7 million. This reduction in income tax expense reflected a reversal of taxes provided in prior quarters at an effective rate of approximately 36%. In the third quarter of 2007 we recorded a provision for taxes of $19.0 million, which reflected an effective income tax rate of approximately 35%.
For the nine months ended September 30, 2008, the provision for taxes was $21.9 million, which reflects an effective tax rate of approximately 38%. This compares to a provision for taxes for the nine months ended September 30, 2007 of $47.2 million, which reflects an effective tax rate of approximately 35% for the period. The increase in the effective tax rate in 2008 as compared to 2007 related to a greater proportion of our pre-tax income being earned in higher tax rate jurisdictions during the period.
The effective tax rate can fluctuate as a result of variations in the relative amounts of advisory and merchant banking income earned in the tax jurisdictions in which the Firm operates and invests. Accordingly, the effective tax rate in any particular quarter may not be indicative of the effective tax rate in future periods.
Liquidity and Capital Resources
As of September 30, 2008, our cash and short term investment securities totaled $70.3 million, our investments totaled $103.5 million and we had $81.2 million in short term debt.
In addition to our investment of $22.9 million in Iridium Holdings, LLC referred to above, we had total commitments (not reflected on our balance sheet) relating to future investments in our merchant banking activities, of $58.9 million as of September 30, 2008. These commitments are expected to be drawn on from time to time over a period of up to five years from the relevant commitment dates of each fund.
Dividend
The Board of Directors of Greenhill & Co., Inc. has declared a dividend of $0.45 per share to be paid on December 17, 2008 to common stockholders of record on December 3, 2008.
Greenhill & Co., Inc. is a leading independent investment bank that provides financial advice on significant mergers, acquisitions and restructurings; assists private funds in raising capital from investors; and manages merchant banking funds. It acts for clients located throughout the world from its offices in New York, London, Frankfurt, Toronto, Tokyo, Dallas and San Francisco.

Cautionary Note Regarding Forward-Looking Statements
The preceding discussion should be read in conjunction with our condensed consolidated financial statements and the related notes that appear below. We have made statements in this discussion that are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may”, “might”, “will”, “should”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “predict”, “potential” or “continue”, the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. These factors include, but are not limited to, those discussed in our Report on Form 10-K under the caption “Risk Factors”.

Greenhill & Co., Inc. and Subsidiaries
Condensed Consolidated Statements of Operations (Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Revenues
Advisory fees	$37,004,234	$116,457,989	$156,346,539	$279,704,869
Merchant banking revenue	(52,784,104)	1,753,447	9,475,352	19,809,972
Interest income	842,371	1,141,797	3,290,670	3,910,168

Total revenues	(14,937,499)	119,353,233	169,112,561	303,425,009

Expenses
Employee compensation and benefits	(6,645,647)	54,947,307	77,867,522	139,563,036
Occupancy and equipment rental	2,548,104	2,595,479	7,934,040	7,082,509
Depreciation and amortization	1,174,515	1,059,673	3,426,871	3,097,971
Information services	1,465,913	1,384,237	4,524,917	3,947,424
Professional fees	959,870	1,097,623	3,171,844	2,982,554
Travel related expenses	2,006,562	1,247,777	5,605,677	4,990,595
Interest expense	858,149	834,664	2,925,490	2,081,156
Other operating expenses	1,582,924	1,952,826	5,490,851	5,751,867

Total expenses	3,950,390	65,119,586	110,947,212	169,497,112

Income (loss) before tax and minority interest	(18,887,889)	54,233,647	58,165,349	133,927,897

Minority interest in net income (loss) of affiliates	(490,443)	(97,433)	(164,667)	27,104

Income (loss) before tax	(18,397,446)	54,331,080	58,330,016	133,900,793

Provision (benefit) for taxes	(6,708,991)	19,028,934	21,887,838	47,150,536

Net income (loss)	$(11,688,455)	$35,302,146	$36,442,178	$86,750,257

Average common shares outstanding:
Basic	27,893,391	28,069,522	27,944,588	28,847,401
Diluted	27,893,391	28,153,820	28,001,482	28,951,101
Earnings (loss) per share:
Basic	$(0.42)	$1.26	$1.30	$3.01
Diluted	$(0.42)	$1.25	$1.30	$3.00

Dividends declared and paid per common share	$0.45	$0.38	$1.35	$0.88